EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation of our report dated March 11, 2014, related to our audits of the consolidated financial statements and internal control over financial reporting which are included in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2013.

Jackson, Tennessee
July 17, 2014